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Exhibit 99.1

                              FOR IMMEDIATE RELEASE
                                      NEWS

                                                                  FROM

                                                           [Bank Mutual LOGO]


Contact: Bank Mutual Corporation
         NASDAQ: BKMU
         Michael T. Crowley Jr.
         Chairman and Chief Executive Officer
         414-354-1500


                      BANK MUTUAL ANNOUNCES FULL CONVERSION
                   Organization to be Fully Shareholder Owned

Milwaukee, Wisconsin
April 22, 2003

     Bank Mutual Corporation (NASDAQ - BKMU) announced today that the boards of directors of Bank Mutual Corporation (the "Company") and Bank Mutual Bancorp, MHC (the "MHC") have adopted a Plan of Restructuring for the conversion and restructuring of the MHC and the Company into a full stock organization (the "Conversion"). After the transaction, the mutual holding company form of ownership will end, and the Company will be fully owned by public shareholders.

     The MHC currently owns approximately 52.3% of the outstanding common stock of the Company, and public shareholders own the remaining Company shares. The Company owns 100% of the outstanding capital stock of Bank Mutual (the "Bank"). The Bank was formerly known as "Mutual Savings Bank," and the Company's First Northern Savings Bank subsidiary merged into the Bank on March 16, 2003.

     Under the Plan of Restructuring, existing shares of the Company's common stock held by its public shareholders will be exchanged for new shares of a successor Company, at an exchange ratio based on the ownership percentage and the independent appraisal described below. Under that plan, immediately after the Conversion, public shareholders of the Company


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will own the same percentage of the successor Company as they will own at the time of the Conversion.

     The successor Company simultaneously will conduct a subscription offering of common stock to eligible MHC members, who generally are depositors of the Bank. Shares not subscribed for in the subscription offering are expected to be available for sale in a community offering to our local communities and the general public. The number and price of shares to be issued in the Conversion offering (the "Offering"), and the exact exchange ratio for current Company shareholders, will be based on an independent appraisal that has yet to be performed.

     The Conversion and the Offering are expected to be completed in the third quarter of 2003, subject to regulatory reviews. After completion of the Conversion, the MHC will cease to exist, and the mutual form of ownership will cease.

     "With the recent merger of our two subsidiary banks, we have completed a series of transactions which we began in 2000 with our mutual holding company conversion and acquisition of First Northern Capital Corp. We are now ready to position ourselves for other opportunities." said Michael T. Crowley, Jr., Chairman and CEO of the Company. "The conversion to a fully shareholder owned company is a logical next step. We expect that the capital obtained in this transaction will help us expand our lending capabilities, broaden our financial services, provide additional flexibility to support future growth internally and through acquisitions, and otherwise financially strengthen our organization. While we have no current plans for acquisitions or raising further capital after this conversion, we believe that a fully-converted stock holding company would give us greater flexibility in structuring any future transactions."

     The Conversion is subject to approval by the Office of Thrift Supervision, as well as approval by the public shareholders of the Company and by the MHC's members. Proxy materials providing detailed information relating to the Conversion and related transactions will be sent to the members of the MHC and the shareholders of the Company for their consideration. The transactions are also subject to other customary conditions which are included in the Plan of Restructuring.

     Other than changing the mutual form of ownership, the transactions will not affect the terms and conditions of any deposits or loans of customers of the Bank, nor will it affect the insurance coverage of deposit accounts.

     Bank Mutual Corporation common stock is traded on the NASDAQ Stock Market under the symbol "BKMU". The Company, the MHC and the Bank are headquartered in the Milwaukee suburb of Brown Deer, Wisconsin. The Company is the fifth largest banking institution headquartered in Wisconsin, with year end assets of $2.8 billion. Its subsidiary bank, Bank Mutual, operates 69 offices in the state of Wisconsin and one office in Minnesota.

     THE OFFERING WILL BE MADE ONLY BY MEANS OF A PROSPECTUS IN ACCORDANCE WITH FEDERAL LAW AND APPLICABLE STATE SECURITIES LAWS; THIS PRESS RELEASE SHALL NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES.

Cautionary Statements



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         The discussions in this press release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as "believe," "expect," and "anticipate." Actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. In particular, completion of the various announced transactions is subject to a number of conditions, including those described above. Therefore, as with any transaction, completion cannot be assured. In addition, the Company's periodic filings with the Securities and Exchange Commission discuss a number of other factors which may affect its future operations generally and in particular its ability to use additional capital. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, the effects of the merger of the two bank subsidiaries into the Bank and the related integration of our operations, general economic and political developments, and other factors discussed in those filings.


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